Filed Pursuant to Rule 424(b)(5)

Registration No. 333-239231

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common stock, $0.001 par value per share:	2,760,000	$76.00	$209,760,000	$27,226.85

(1)	Includes shares of Common Stock that may be purchased by the underwriters pursuant to their option to purchase additional shares of Common Stock.
(2)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. Represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form S-3 (Registration No. 333-239231) being paid herewith.

PROSPECTUS    SUPPLEMENT

(To Prospectus dated June 17, 2020)

2,400,000 Shares

Fox Factory Holding Corp.

Common Stock

This is an offering by Fox Factory Holding Corp. of 2,400,000 shares of our common stock. Our common stock is listed on the NASDAQ Global Select Market under the symbol “FOXF.” On June 17, 2020, the last sale price of our common stock as reported on the Nasdaq Global Select Market was $82.48 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement and on page 6 of the accompanying prospectus.

	Per Share	Total
Public offering price	$76.00	$182,400,000
Underwriting discount and commission	$3.99	$9,576,000
Proceeds to us, before expenses	$72.01	$172,824,000

Delivery of the shares of common stock is expected to be made on or about June 22, 2020. We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 360,000 additional shares of common stock from us on the same terms as set forth above.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

BofA Securities

SunTrust Robinson Humphrey

BTIG	Capital One Securities	Fifth Third Securities	Regions Securities LLC	TD Securities

CJS Securities				William Blair

The date of this prospectus supplement is June 17, 2020

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part, this prospectus supplement, and the second part, the accompanying prospectus, are each part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may sell shares of our common stock in one or more offerings. In this prospectus supplement, we provide you with specific information about the terms of this offering and updates with respect to information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The accompanying prospectus, including the documents incorporated by reference herein, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We have not, and the underwriters and their affiliates and agents have not, authorized any other person to provide you with different or additional information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We do not, and the underwriters and their affiliates and agents do not, take responsibility for, and can make no assurance as to the reliability of, any other information that others may give you. We will not, and the underwriters and their affiliates and agents will not, make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-ii

IMPORTANT INFORMATION REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein include forward-looking statements, which are subject to the “safe harbor” created by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may make forward-looking statements in our U.S. Securities and Exchange Commission (“SEC”) filings, press releases, news articles, earnings presentations and when we are speaking on behalf of the Company. Forward-looking statements generally relate to future events or our future financial or operating performance that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained herein are subject to numerous risks and uncertainties, including but not limited to risks related to:

•	our ability to develop new and innovative products in our current end-markets;

•	our ability to leverage our technologies and brand to expand into new categories and end-markets;

•	our ability to increase our aftermarket penetration;

•	our ability to accelerate international growth;

•	our exposure to exchange rate fluctuations;

•	the loss of key customers;

•	our ability to improve operating and supply chain efficiencies;

•	our ability to enforce our intellectual property rights;

•

our future financial performance, including our sales, cost of sales, gross profit or gross margins, operating expenses, ability to generate positive cash flow and ability to maintain our profitability;

•	our ability to maintain our premium brand image and high-performance products;

•	our ability to maintain relationships with the professional athletes and race teams we sponsor;

•	our ability to selectively add additional dealers and distributors in certain geographic markets;

•	the growth of the markets in which we compete, our expectations regarding consumer preferences and our ability to respond to changes in consumer preferences;

•	changes in demand for performance-defining products;

•	the loss of key personnel, management and skilled engineers;

•	our ability to successfully identify, evaluate and manage potential or completed acquisitions and to benefit from such acquisitions;

•	the outcome of pending litigation;

S-iii

•

the spread of highly infectious or contagious disease, such as COVID-19, and the impact of those diseases on the U.S. and global economy, and the extent to which they disrupt the business activities, and operations of our customers, as well as our supply chain, businesses and operations;

•	our ability to adapt to the impact of certain changes in tax laws;

•	changes in the relative proportion of profit earned in the numerous jurisdictions in which we do business and in tax legislation, case law and other authoritative guidance in those jurisdictions;

•	product recalls and product liability claims; and

•	future economic or market conditions.

We caution you that the forward-looking statements highlighted above do not encompass all of the forward-looking statements made herein. You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained herein primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, and prospects and the outcomes of any of the events described in any forward-looking statements are subject to risks, uncertainties, and other factors. The risks, uncertainties and other factors described in the section entitled “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference could cause or contribute to actual results differing materially from those set forth in any forward-looking statement. Moreover, we operate in a very competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained herein. We cannot assure you that the results, events, and circumstances reflected in the forward-looking statements will be achieved or occur. Actual results, events, or circumstances could differ materially from those contemplated by, set forth in, or underlying any forward-looking statements.

The forward-looking statements made in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein to reflect events or circumstances after the date of this prospectus supplement or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement summary highlights certain information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. This prospectus supplement summary is qualified in its entirety by the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. Before investing, you should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein carefully, including the information under “Risk Factors” beginning on page S-8 of this prospectus supplement, on page 6 of the accompanying prospectus, in our Annual Report on Form 10-K for the fiscal year ended January 3, 2020 and in our Quarterly Report on Form 10-Q for the quarter ended April 3, 2020, and our consolidated financial statements and the related notes thereto incorporated by reference herein. This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements that involve risks and uncertainties. See “Important Information Regarding Forward-Looking Statements” beginning on page S-iii of this prospectus supplement and on page 4 of the accompanying prospectus.

Unless the context otherwise indicates, references in this prospectus to “we,” “our,” “Fox,” the “Company,” “us” and similar designations refer, collectively, to Fox Factory Holding Corp., a Delaware corporation, and its consolidated subsidiaries.

Our Company

We are a designer, manufacturer and marketer of performance-defining products and systems used primarily on bikes, Side-by-Sides, on-road vehicles with and without off-road capabilities, off-road vehicles and trucks, ATVs, snowmobiles, specialty vehicles and applications, motorcycles, and commercial trucks. We believe our products offer innovative design, performance, durability and reliability. Our brand is associated with high-performance and technologically advanced products, by which we generally mean products that provide users with improved control and comfort while riding over rough terrain in varied environments, or providing improved control and responsiveness for on-road only vehicles. We believe that the performance of our products has been demonstrated by, and our brand benefits from, the success of professional athletes who use our products in elite competitive events, such as the Union Cycliste Internationale Mountain Bike World Cup and the X Games. We believe the exposure our products receive when used by successful professional athletes positively influences the purchasing habits of enthusiasts and other consumers seeking high-performance products. We believe that our strategic focus on the performance and racing segments in our markets influences many aspiring and enthusiast consumers who we believe seek to emulate the performance of professional and other elite athletes. We believe our products are generally sold at premium prices, which to us means manufacturer suggested retail sale prices that are generally in the upper quartile of their respective product categories.

We design our products for, and market our products to, some of the world’s leading cycling and automotive OEMs and to consumers through the aftermarket channel. Many of our OEM customers, including Giant, Pivot, Santa Cruz Bicycles, Specialized, Scott, Trek, Yeti Cycles and YT in Specialty Sports and BRP, Ford, Honda, Jeep, Kawasaki, Polaris, Toyota, Triumph, and Yamaha in Powered Vehicles, are among the market leaders in their respective product categories, and help shape, as well as respond to, consumer trends in their respective categories. We believe that OEMs often prominently display and incorporate our products to improve the marketability and consumer demand for their performance models, which reinforces our brand image. In addition, consumers select our products in the aftermarket channel where we market through a global network of dealers and distributors. We currently sell to more than 100 OEMs and distribute our products to more than 5,000 retail dealers and distributors worldwide. In 2019 and during the first fiscal quarter of 2020, 63% and 56% of our sales resulted from sales to OEM customers and 37% and 44% resulted from sales to dealers and distributors for resale in the aftermarket channel, respectively. No material portion of our business is subject to renegotiation of profits or termination of contracts or subcontracts at the election of the U.S. government.

Our North American sales totaled $130.6 million, $502.3 million, $388.7 million and $280.9 million, or 71%, 67%, 63% and 59% of our total sales in the first fiscal quarter of 2020 and in fiscal years 2019, 2018 and 2017, respectively. Our international sales totaled $53.8 million, $248.8 million, $230.5 million and $194.8 million, or 29%, 33%, 37% and 41% of our total sales in the first fiscal quarter of 2020 and in fiscal years 2019, 2018 and 2017, respectively. Sales attributable to countries outside the United States are based on shipment location. Our international sales, however, do not necessarily reflect the location of the end users of our products as many of our products are incorporated into bikes that are assembled at international locations and then shipped back to the United States. We estimate, based on our internal projections, that approximately one-third of the end users of our products are located outside the United States.

Corporate information

Our principal executive offices are located at 6634 Hwy 53, Braselton, GA 30517, and our telephone number is (831) 274-6500. Our website address is www.ridefox.com. In addition, we maintain an Instagram presence at www.instagram.com/fox, a Facebook page at www.facebook.com/fox, a YouTube channel at www.youtube.com/foxfactory, a Vimeo page at www.vimeo.com/ridefox, and a Twitter feed at www.twitter.com/foxracingshox. Information contained on, or that can be accessed through, our website, our Instagram presence, Facebook page, YouTube channel, Vimeo page, or Twitter feed does not constitute part of this prospectus supplement or the accompanying prospectus and inclusions of our website address, Instagram presence, Facebook page, YouTube channel, Vimeo page, and Twitter feed in this prospectus supplement or the accompanying prospectus are inactive textual references only.

We have a number of registered marks, including, without limitation, FOX®, FOX RACING SHOX® and REDEFINE YOUR LIMITS® in several jurisdictions, including the United States, and we have also applied to register a number of other marks in various jurisdictions. This prospectus supplement and the accompanying prospectus include trademarks and trade names of other companies. All trademarks and trade names appearing in this prospectus supplement or the accompanying prospectus are the property of their respective holders. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or any endorsement or sponsorship of us by, these other companies.

THE OFFERING

The Issuer	Fox Factory Holding Corp.

The offering	2,400,000 shares of common stock (2,760,000 shares of common stock if the underwriters elect to exercise their option purchase additional shares in full).

Common stock to be outstanding after this offering	41,036,556 shares (41,396,556 shares if the underwriters elect to exercise their option to purchase additional shares in full).

Use of proceeds	We expect to receive net proceeds from this offering of approximately $172.4 million (or approximately $198.4 million if the underwriters exercise their option to purchase additional shares in full) after deducting the underwriting discounts and our estimated offering expenses. We intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”

NASDAQ Global Select Market symbol	“FOXF”

Risk Factors	Investing in our shares of common stock involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and on page 6 of the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our shares of common stock.

The number of shares of common stock that will be outstanding after this offering is based on 38,636,556 shares outstanding as of June 9, 2020, and:

•

excludes 431,178 shares of common stock reserved and issuable upon the exercise of options to purchase common stock that were outstanding as of June 9, 2020, with a weighted average exercise price of $5.27 per share; and

•

excludes 1,941,333 shares of common stock issuable under our 2013 Omnibus Plan, which include (i) 3,631,709 shares initially reserved for issuance under our 2013 Omnibus Plan, (ii) an additional 85,933 shares that may be granted under our 2013 Omnibus Plan as a result of the forfeiture of options previously granted under our 2008 Stock Option Plan and 2008 Non-Statutory Stock Option Plan less (iii) 1,776,309 shares issued upon vesting of issued awards as of June 9, 2020. Of these shares of common stock, 506,118 shares were issuable upon the vesting of restricted stock units granted to our directors, officers and other employees as of June 9, 2020.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase from us up to an additional 360,000 shares of common stock in this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated statements of operations data for the years ended January 3, 2020, December 28, 2018 and December 29, 2017 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended January 3, 2020, which is incorporated by reference into this prospectus supplement and should be read in conjunction with such consolidated financial statements and the notes thereto. The summary consolidated statements of operations data for the three months ended April 3, 2020 and March 29, 2019 and the summary consolidated balance sheet data as of April 3, 2020 shown below are derived from our unaudited consolidated financial statements that are included in our Quarterly Report on Form 10-Q for the quarterly period ended April 3, 2020, which is incorporated by reference into this prospectus supplement and should be read in conjunction with such consolidated financial statements and the notes thereto. Our unaudited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles on the same basis as our audited consolidated financial statements and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

For our unaudited pro forma combined condensed income statements giving effect to our acquisition of SCA Performance Holdings, Inc. (“SCA”) on March 11, 2020, refer to “Unaudited Pro Forma Financial Information” on page S-13. This pro forma financial information is unaudited and presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the acquisition of SCA and the other transactions consummated in connection with this acquisition had been completed as of December 29, 2018, nor is it necessarily indicative of the future operating results of Fox and SCA on a combined and consolidated basis.

Consolidated Statement of Income Data:

	For the three months ended		For the fiscal year ended (1)
(in thousands, except per share data)	April 3, 2020	March 29, 2019	January 3, 2020	December 28, 2018	December 29, 2017
Sales	$184,361	$161,700	$751,020	$619,225	$475,633
Cost of sales (2)	127,746	110,643	508,285	413,729	321,143

Gross profit	56,615	51,057	242,735	205,496	154,490

Operating expenses:
Sales and marketing (2)	12,063	9,262	42,794	37,296	27,905
Research and development (2)	8,029	7,303	31,789	25,847	20,178
General and administrative (2)	22,413	11,180	48,999	41,756	34,933
Amortization of purchased intangibles	2,543	1,493	6,344	6,065	2,986
Fair value adjustment of contingent consideration and acquisition-related compensation	—	—	—	—	1,447

Total operating expenses (3) (4)	45,048	29,238	129,926	110,964	87,449

Income from operations	11,567	21,819	112,809	94,532	67,041

Other expense, net:
Interest expense	1,847	829	3,173	3,059	2,396
Other expense (income), net	62	(13)	1,067	583	360

Total other expense, net	$1,909	$816	$4,240	$3,642	$2,756

	For the three months ended		For the fiscal year ended
(in thousands, except per share data)	April 3, 2020	March 29, 2019 (1)	January 3, 2020	December 28, 2018	December 29, 2017
Income before income taxes	$9,658	$21,003	$108,569	$90,890	$64,285
Provision for income taxes	920	2,601	14,099	5,523	21,102

Net income	8,738	18,402	94,470	85,367	43,183
Less: net income attributable to non-controlling interest	488	299	1,437	1,327	55

Net income attributable to FOX stockholders	$8,250	$18,103	$93,033	$84,040	$43,128

Earnings per share:
Basic	$0.21	$0.48	$2.43	$2.22	$1.15
Diluted	$0.21	$0.46	$2.38	$2.16	$1.11
Weighted average shares used to compute earnings per share:
Basic	38,571	38,041	38,333	37,805	37,373
Diluted	39,151	39,097	39,155	38,956	38,738
Other Operating Data:
Adjusted EBITDA (5)	$31,260	$30,069	$146,234	$124,636	$93,798

Adjusted EBITDA Margin (5)	17.0%	18.6%	19.5%	20.1%	19.7%

(1)	The Company operates on a 52 to 53 week fiscal calendar. The 2019 fiscal year had 53 weeks and the 2018 and 2017 fiscal years each had 52 weeks.
(2)	Includes stock-based compensation as follows:

	For the three months ended		For the fiscal year ended
(in thousands)	April 3, 2020	March 29, 2019	January 3, 2020	December 28, 2018	December 29, 2017
Cost of sales	$129	$129	$802	$482	$429
Sales and marketing	152	126	506	556	587
Research and development	201	165	721	640	442
General and administrative	1,439	1,309	4,835	5,644	7,269

Total	$1,921	$1,729	$6,864	$7,322	$8,727

(3)

The results of operations include the impact of the adoption of the new revenue recognition accounting standard ASC 606 effective December 30, 2017. Prior periods have not been revised as we have adopted under the modified retrospective approach. See Note 1, Summary of Significant Accounting Policies, of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 3, 2020 incorporated by reference herein for additional information. The adoption of this standard did not have a material impact on our consolidated income statements.

(4)

The results of operations include the impact of the adoption of the new lease accounting standard ASC 842 effective December 29, 2018. Prior periods have not been revised as we have adopted under the current period adjustment method. See Note 1, Summary of Significant Accounting Policies, of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 3, 2020 incorporated by reference herein for additional information. The adoption of this standard did not have a material impact on our consolidated income statements.

(5)

Adjusted EBITDA and Adjusted EBITDA Margin are financial measures that are not calculated in accordance with U.S. GAAP. See the section titled “Non-GAAP Financial Measures” below for information regarding our use of these non-GAAP financial measures and a reconciliation of each financial measure to the most directly comparable GAAP financial measures.

Our consolidated balance sheet data as of April 3, 2020 is presented:

•	on an audited actual basis; and

•

on an unaudited as-adjusted basis to give effect to the sale of the shares of common stock offered hereby, as set forth on the cover page of this prospectus supplement (assuming the underwriters do not exercise their option to purchase additional shares) after deducting the underwriting discount and our estimated offering expenses.

Consolidated Balance Sheet Data:

	As of April 3, 2020
(in thousands)	Actual	As Adjusted for this Offering
Cash and cash equivalents	$76,182	$248,631
Inventory	156,553	156,553
Working capital	255,513	427,962
Property, plant and equipment, net	127,633	127,633
Total assets	1,068,699	1,241,148
Total debt, including current portion	479,222	479,222
Total stockholders’ equity	$429,706	$602,155

Non-GAAP Financial Measures

In addition to reporting financial measures in accordance with generally accepted accounting principles (“GAAP”), we include in this prospectus supplement “Adjusted EBITDA,” and “Adjusted EBITDA Margin,” which are non-GAAP financial measures. We define Adjusted EBITDA as net income adjusted for interest expense, net other expense, income taxes, amortization of purchased intangibles, depreciation, stock-based compensation, patent litigation-related expenses, acquisition and integration-related expenses, strategic transformation costs, and costs related to tax restructuring initiatives. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by sales.

We include these non-GAAP financial measures because we believe they allow investors to understand and evaluate our core operating performance and trends. In particular, the exclusion of certain items in calculating Adjusted EBITDA (and accordingly Adjusted EBITDA Margin) can provide a useful measure for period-to-period comparisons of our core business. These non-GAAP financial measures have limitations as analytical tools, including the fact that such non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies because other companies may calculate Adjusted EBITDA and Adjusted EBITDA Margin differently than we do. For more information regarding these non-GAAP financial measures, see the tables below.

The following table presents a reconciliation of Adjusted EBITDA to Net income, the most comparable GAAP measure, for each of the periods indicated.

	For the three months ended		For the fiscal year ended
(in thousands)	April 3, 2020	March 29, 2019	January 3, 2020	December 28, 2018	December 29, 2017
Net income	$8,738	$18,402	$94,470	$85,367	$43,183
Provision for income taxes	920	2,601	14,099	5,523	21,102
Depreciation & amortization	5,836	4,006	17,604	14,210	9,904
Stock-based compensation	1,921	1,729	6,864	7,322	8,727
Fair value adjusted of contingent consideration and acquisition related compensation	—	—	—	—	1,447
Patent litigation related expenses	436	2,043	4,401	7,160	4,650
Other acquisition and integration related expenses (1)	10,899	110	2,665	946	1,916
Strategic transformation costs (2)	601	230	1,705	—	—
Tax reform implementation costs	—	132	186	466	—
Offering expense	—	—	—	—	113
Other expense, net	1,909	816	4,240	3,642	2,756

Adjusted EBITDA	$31,260	$30,069	$146,234	$124,636	$93,798
Divided by sales	$184,361	$161,700	$751,020	$619,225	$475,633

Adjusted EBITDA margin	17.0%	18.6%	19.5%	20.1%	19.7%

(1)

Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations, and the impact of the finished goods inventory valuation adjustment recorded in connection with the purchase of acquired assets.

(2)	Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2020 and our Quarterly Report on Form 10-Q for the quarter ended April 3, 2020, each as supplemented by the discussion below, and all of the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following events occur, our financial condition, business and results of operations (including cash flows) may be materially adversely affected. In that event, the market price of our common stock could decline, we may be unable to pay distributions on our common stock and you could lose all or part of your investment.

Risks related to this offering and ownership of our common stock

The trading price of our common stock may be volatile, and you might not be able to sell your shares at or above the price you pay for the shares.

The trading price of our common stock could be volatile, and you could lose all or part of your investment in our common stock. Over the past 52 weeks, our stock price has fluctuated between $34.58 and $91.84 per share and such volatility may continue in the future. Factors affecting the trading price of our common stock could include:

•	variations in our operating results or those of our competitors;

•	new product or other significant announcements by us or our competitors;

•	changes in our product mix;

•	changes in consumer preferences;

•	fluctuations in currency exchange rates;

•	the gain or loss of significant customers;

•	recruitment or departure of key personnel;

•	changes in the estimates of our operating results or changes in recommendations by any securities analysts that elect to follow our common stock;

•	changes in general economic conditions as well as conditions affecting our industry in particular;

•

the spread of highly infectious or contagious disease, such as COVID-19, and the impact of those diseases on the U.S. and global economy, and the extent to which they disrupt the business activities, and operations of our customers, as well as our supply chain, businesses and operations; and

•	sales of our common stock by us, our significant stockholders or our directors or executive officers.

In addition, in recent years, the stock market has experienced significant price fluctuations. Fluctuations in the stock market generally or with respect to companies in our industry could cause the trading price of our common stock to fluctuate for reasons unrelated to our business, operating results or financial condition. Some companies that have had volatile market prices for their securities have had securities class actions filed against them. A suit filed against us, regardless of its merits or outcome, could cause us to incur substantial costs and could divert management’s attention.

We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We intend to use the net proceeds of this offering for general corporate purposes, as described in “Use of Proceeds.” We cannot specify with certainty the particular uses of the net proceeds. Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in “Use of Proceeds.” Accordingly, you will have to rely upon the judgment of our management with respect to the use of the proceeds, with only limited information concerning management’s specific intentions. Our management may cause us to spend a portion or all of the net proceeds from this offering in ways that our stockholders may not desire or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Future sales of our shares, or the perception that such sales may occur, could cause our stock price to decline.

If our existing stockholders sell substantial amounts of our common stock in the public market after this offering, or are perceived by the public market as intending to sell, the trading price of our common stock could decline. As of June 9, 2020, we had 38,636,556 shares of common stock outstanding, of which 23,966,743 are freely tradable in the public market. As of June 9, 2020, 14,669,813 shares of common stock outstanding were held by directors, executive officers and other affiliates and are subject to volume and manner of sale limitations under Rule 144 under the Securities Act.

After our initial public offering, we filed a registration statement under the Securities Act to register shares of our common stock that we may issue under our equity plans. As a result, all such shares can be freely sold in the public market upon issuance, subject to any vesting or contractual lock-up agreements.

In June, 2020 we filed a Shelf Registration Statement on Form S-3 with the SEC to enable us to quickly go to market should we wish to sell our common stock or certain other debt instruments. We are selling shares in this offering pursuant to such Shelf Registration Statement.

In addition, our Amended and Restated Certificate of Incorporation authorizes us to issue 90,000,000 shares of common stock, of which 38,636,556 shares were outstanding as of June 9, 2020. In the future, we may issue additional shares of common stock or other equity or debt securities convertible into common stock in connection with a financing, acquisition or otherwise. If any of these additional shares described are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who covers us downgrades our stock or publishes unfavorable research about our business or our industry, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, or our Charter Documents, as well as Delaware law, contain provisions that may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Among other things, these provisions:

•	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to discourage a takeover attempt;

•

establish a classified board of directors, as a result of which the successors to the directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following their election;

•	require that directors be removed from office only for cause;

•	provide that vacancies on our board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office;

•	prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders;

•

provide that special meetings of our stockholders may be called only by our board of directors, our Chairperson of the board of directors, our Lead Director (if we do not have a Chairperson or the Chairperson is disabled), our Chief Executive Officer or our President (in the absence of a Chief Executive Officer);

•	require supermajority stockholder voting for our stockholders to effect certain amendments to our Charter Documents; and

•	establish advance notice requirements for nominations for elections to our board of directors or for proposing other matters that can be acted upon by stockholders at stockholder meetings.

In addition, we are subject to Section 203 of the General Corporation Law of the State of Delaware, or DGCL, which generally prohibits a Delaware corporation from engaging in any broad range of business combinations with a stockholder owning 15% or more of such corporation’s outstanding voting stock for a period of three years following the date on which such stockholder became an “interested” stockholder. In order for us to consummate a business combination with an interested stockholder within three years of the date on which the stockholder became interested, either (i) the business combination or the transaction that resulted in the stockholder becoming interested must be approved by our board of directors prior to the date the stockholder became interested, (ii) the interested stockholder must own at least 85% of our outstanding voting stock at the time the transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans) or (iii) the business combination must be approved by our board of directors and authorized by at least two-thirds of our stockholders (excluding the interested stockholder) at a special or annual meeting (not by written consent). This provision could have the effect of delaying or preventing a change in control, whether or not it is desired by or beneficial to our stockholders. Any delay or prevention of a change in control transaction or changes in our board of directors and management could deter potential acquirers or prevent the completion of a transaction in which our stockholders could receive a substantial premium over the then-current market price for their shares of our common stock.

Our Amended and Restated Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our Amended and Restated Certificate of Incorporation provides that, with certain limited exceptions, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of our company owed to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our Charter Documents, (iv) any action to interpret, apply, enforce or determine the validity of our Charter Documents, or (v) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have received notice of and consented to the foregoing provisions. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find this choice of forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

USE OF PROCEEDS

We estimate that the net proceeds to us of the sale of the common stock that we are offering will be approximately $172.4 million, after deducting underwriting discounts and estimated offering expenses, or approximately $198.4 million, after deducting underwriting discounts and estimated offering expenses, if the underwriters exercise their option to purchase the additional shares in full. We intend to use the net proceeds from our sale of securities under this prospectus for general corporate purposes.

DIVIDEND POLICY

We did not declare or pay any dividends in the years ended January 3, 2020 and December 28, 2018. In addition, our credit facility contains covenants limiting our ability to pay dividends to our stockholders. See the section entitled “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Dividend Policy” included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2020. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and any other factors that our board of directors may deem relevant.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On March 11, 2020 (the “Acquisition Date”), we, through Fox Factory, Inc., acquired 100% of the issued and outstanding stock of SCA Performance Holdings, Inc. (“SCA”) from Southern Rocky Holdings, LLC, a Subchapter C Corporation under the Internal Revenue Code. This transaction was accounted for as a business combination.

The Unaudited Pro Forma Combined Condensed Income Statement is derived from our historical financial statements which includes the financial results of SCA subsequent to the Acquisition Date through April 3, 2020 and SCA for the period of January 4, 2020 through the Acquisition Date, as adjusted to give effect to the acquisition. The Unaudited Pro Forma Combined Condensed Income Statement for the quarter ended April 3, 2020 updates the previously filed pro forma condensed financial included in our Current Report on Form 8-K/A dated May 26, 2020. Accordingly, the Unaudited Pro Forma Combined Condensed Income Statement for the quarter ended April 3, 2020 gives effect to the acquisition as if it had occurred on January 4, 2020.

The historical financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results of us and SCA. The unaudited pro forma combined condensed income statement does not reflect any operating efficiencies, cost savings or revenue enhancements that may be achieved by the combined companies. In addition, we will incur certain non-recurring charges within the first twelve month period following the acquisition that have not been included in the unaudited pro forma combined condensed income statement.

The pro forma adjustments are based on information available as of the date of this prospectus supplement. There were no material differences from the harmonization of accounting policies. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Certain assumptions and estimates are subject to change as we finalize the fair value of net assets acquired in connection with the acquisition. Such final valuations are dependent upon procedures and other studies that are not complete. Any subsequent measurement period changes to the purchase price and the allocation of the purchase price that result in material changes to our consolidated financial statements will be adjusted retrospectively.

The Unaudited Pro Forma Combined Condensed Income Statement is provided for illustrative purposes only and is not necessarily indicative of what the actual results of operations would have been had the acquisition taken place on the date indicated, nor is it indicative of the future consolidated results of operations of the combined companies. It should be read in conjunction with the historical consolidated financial statements and notes thereto of us included in our Quarterly Report on Form 10-Q for the three months ended April 3, 2020.

	Historical		Pro Forma Adjustments		Combined Pro Forma
	Fox Factory Holding Corp.	SCA Performance, Inc.	Note 2
Sales	$184,361	$19,348	$—		$203,709
Cost of sales	127,746	9,825	(60	) a.	137,511

Gross profit	56,615	9,523	60		66,198
Operating expenses:
Sales and marketing	12,063	2,792	—		14,855
Research and development	8,029	—	—		8,029
General and administrative	22,413	7,247	(10,579	) b.	14,396
			(3,818	) c.
			(1,856	) d.
			989	e.
Amortization of purchased intangibles	2,543	1,281	1,557	f.	5,381

Total operating expenses	$45,048	$11,320	$(13,707)		$42,661

	Historical		Pro Forma Adjustments		Combined Pro Forma
	Fox Factory Holding Corp.	SCA Performance, Inc.	Note 2
Income from operations	$11,567	$(1,797)	$13,767		$23,537
Other expense, net:
Interest expense	1,847	2,725	(2,072	) g.	4,093
			1,593	h.
Other expense	62	17	—		79

Other expense, net	1,909	2,742	(479)		4,172

Income before income taxes	9,658	(4,539)	14,246		19,365
Provision for income taxes	920	(1,091)	2,992	i.	2,821

Net income	8,738	(3,448)	11,254		16,544
Less: net income attributable to non-controlling interest	488	—	—		488

Net income attributable to FOX stockholders	$8,250	$(3,448)	$11,254		$16,056

Earnings per share:
Basic	$0.21				$0.42
Diluted	$0.21				$0.41
Weighted average shares used to compute earnings per share:
Basic	38,571		22	j.	38,593
Diluted	39,151		22	j.	39,173

See accompanying notes to unaudited pro forma combined condensed financial information.

1. Basis of pro forma presentation

On March 11, 2020, we, through Fox Factory, Inc., acquired 100% of the issued and outstanding stock of SCA from Southern Rocky Holdings, LLC for $329.5 million, net of cash acquired and exclusive of vehicle inventory. Our historical results include the results of SCA from the date of acquisition. The transaction was financed with an expanded, syndicated credit facility led by Bank of America. SCA is a leading OEM authorized specialty vehicle manufacturer for light duty trucks and SUVs with headquarters in Trussville, Alabama. SCA operates under three aftermarket brands: SCA Performance, Rocky Ridge Trucks, and Rocky Mountain Truckworks. We believe the acquisition will be complementary to our Tuscany business, expanding its North American geographic manufacturing footprint and broadening its product offering in a growing segment of the automotive industry. This transaction was accounted for as a business combination.

We also agreed to an additional $10.6 million of contingent retention incentives for key SCA management, of which $9.3 million is cash and $1.3 million is stock, to be held in escrow and payable over the next two years. Additionally, we agreed to pay $1.8 million in transaction compensation to key SCA management concurrently with the closing.

The purchase price of SCA has been preliminarily allocated to the assets acquired and liabilities assumed based on their estimated respective fair values as of March 11, 2020 with the excess purchase price allocated to goodwill. The allocation of the purchase price to the net tangible and intangible assets acquired and liabilities assumed is as follows (in thousands):

Acquisition consideration
Cash consideration	$329,209
Non-cash consideration	322

Total consideration at closing	$329,531

Fair market values
Other current assets	$15,556
Property, plant and equipment	9,953
Lease right-of-use assets	4,027
Customer relationships	129,000
Trademarks and brand	11,500
Goodwill	192,215

Total assets acquired	$362,251
Accounts payable and accrued expenses	9,454
Lease liabilities	4,027
Deferred taxes	19,239

Total liabilities assumed	32,720

Purchase price allocation	$329,531

The primary areas of the preliminary purchase price allocations that have not been finalized relate to the finalization of working capital and the valuation of real estate, intangible assets and related deferred tax liabilities. Upon completion of the fair value assessment, we anticipate that the ultimate intangible assets may differ from the preliminary assessment outlined above. Any change in the finalization of working capital will reduce or increase the cash consideration. Any changes to the preliminary estimates of the fair value of the real estate and intangible assets will be adjusted to goodwill during the measurement period, with subsequent changes in estimates recorded in the statement of operations.

The preliminarily values assigned to the identifiable intangible assets were determined by discounting the estimated future cash flows associated with these assets to their present value. The goodwill of $192.2 million reflects the strategic fit of SCA with our operations. We will amortize the acquired customer relationships assets over their expected useful lives of 5-10 years. Trademarks, brand names and goodwill are expected to have an indefinite life, and will be subject to impairment testing. The goodwill is not deductible for income tax purposes. SCA previously purchased intangibles and goodwill in asset acquisitions with a remaining net tax basis approximating $78.0 million which we may deduct for income tax purposes.

2. Pro forma adjustments

Pro forma adjustments in the unaudited pro forma combined condensed income statement are necessary to reflect (i) compensation expense related to retention incentives included in employment contracts executed concurrent with the acquisition, (ii) amortization expense related to the acquired amortizable intangible assets, (iii) the additional interest expense, including amortization of debt issuance costs, for new debt issued to finance the acquisition, and (iv) the income tax effect related to the pro forma adjustments. The pro forma combined condensed income statement does not include non-recurring charges of $0.1 million associated with the valuation step-up of acquired finished good inventories, acquisition costs of $10.6 million and $1.9 million incurred by us and SCA respectively, in the three months ended April 3, 2020, or management fees of $3.8 million incurred by SCA.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had we and SCA filed consolidated income tax returns during the periods presented.

The pro forma adjustments included in the unaudited pro forma combined condensed income statement are as follows:

a.	To eliminate amortization of the finished goods inventory valuation adjustment included in the results for the three months ended April 3, 2020.

b.	To eliminate $10.6 million of transaction costs incurred by us, including $1.8 million related to transaction compensation.

c.

To eliminate management fees charged by the former majority owner of SCA, including $0.4 million incurred for the period from January 4, 2020 to March 11, 2020 and $3.4 million of termination fees associated with a service agreement between the parties.

d.	To eliminate $1.9 million of transaction costs incurred by SCA.

e.

To record compensation expense related to retention incentives included in escrow agreements executed concurrent with the acquisition and in effect over a two year period, to the extent not captured in the actual results for the three months ended April 3, 2020.

f.

To eliminate $1.3 million of amortization expense related to purchased intangible assets recorded by SCA prior to the transaction, and to record an incremental $2.9 million of amortization expense for acquired intangible assets based on the expected economic lives of those assets.

g.	To eliminate historical SCA interest expense related to long-term debt that was repaid by the seller in the transaction, including $0.7 million for the write-off of deferred financing costs.

h.

To record interest expense, including amortization of debt issuance costs, for $329.2 million of new long-term debt that financed the cash portion of the purchase price. This amount is calculated based on an effective interest rate of 2.30% as of March 11, 2020, and assumes debt issue costs of $5.9 million are recognized over the five year term of the debt. The debt bears interest at a variable rate, and represents interest for the period from January 4, 2020 to March 11, 2020. A 1/8% change in the assumed interest rate would change interest expense by approximately $0.1 million for the three months ended April 3, 2020.

i.	To record an income tax benefit relative to the net pro forma adjustments at the federal statutory rate of 21%.

j.	The denominator used to calculate basic and diluted earnings per share has been adjusted to reflect shares issued in connection with compensatory arrangements described in note e.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, restricted cash, current portion of debt and finance leases, and total capitalization as of April 3, 2020:

•	on an unaudited actual basis; and

•

on an unaudited as-adjusted basis to give effect to the sale of the shares of common stock offered hereby, as set forth on the cover page of this prospectus supplement (assuming the underwriters do not exercise their option to purchase additional shares) after deducting the underwriting discount and our estimated offering expenses.

You should read this table in conjunction with “Use of Proceeds” as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the related notes, incorporated by reference into this prospectus supplement and the accompanying prospectus from our Quarterly Report on Form 10-Q for the quarter ended April 3, 2020, incorporated by reference herein.

	As of April 3, 2020
(in thousands)	Actual	As Adjusted for this Offering
Cash and cash equivalents	$76,182	$248,631

Current portion of long-term debt	$8,818	$8,818

Long-term debt, less current portion	385,404	385,404
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, no shares issued and outstanding, actual; no shares issued or outstanding, as adjusted	—	—
Common stock, par value $0.001; 90,000 shares authorized; 39,527 shares issued and 38,637 shares outstanding, actual; 41,927 shares issued and 41,037 shares outstanding, as-adjusted	39	41
Additional paid-in capital	123,470	295,917
Treasury stock, at cost; 890 common shares, actual; 890 common shares, as adjusted	(13,754)	(13,754)
Accumulated other comprehensive loss	(790)	(790)

Retained earnings	320,741	320,741

Total stockholders’ equity	429,706	602,155

Total capitalization	$815,110	$987,559

The number of shares of common stock that will be outstanding after this offering is based on 38,636,556 shares outstanding as of June 9, 2020, and:

•

excludes 431,178 shares of common stock reserved and issuable upon the exercise of options to purchase common stock that were outstanding as of June 9, 2020, with a weighted average exercise price of $5.27 per share; and

•

excludes 1,941,333 shares of common stock issuable under our 2013 Omnibus Plan, which include (i) 3,631,709 shares initially reserved for issuance under our 2013 Omnibus Plan, (ii) an additional 85,933 shares that may be granted under our 2013 Omnibus Plan as a result of the forfeiture of options previously granted under our 2008 Stock Option Plan and 2008 Non-Statutory Stock Option Plan less (iii) 1,776,309 shares issued upon vesting of issued awards as of June 9, 2020. Of these shares of common stock, 506,118 shares were issuable upon the vesting of restricted stock units or exercise of options granted to our directors, officers and other employees as of June 9, 2020.

DESCRIPTION OF OUR COMMON STOCK

General

The following description summarizes the most important terms of our common stock as included in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, or our Charter Documents. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this “Description of Our Common Stock,” you should refer to our Charter Documents, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law. Our authorized capital stock consists of 90,000,000 shares of common stock, $0.001 par value per share.

As of June 9, 2020, there were 38,636,556 shares of our common stock outstanding and no shares of our preferred stock outstanding. Our board of directors is authorized, without stockholder approval except as required by the listing standards of the NASDAQ Global Select Market, to issue additional shares of our common stock.

Common stock

Dividend rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, subject to applicable law, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our Amended and Restated Certificate of Incorporation. Our Amended and Restated Certificate of Incorporation establishes a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class are subject to election at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.

No preemptive or similar rights

Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to receive liquidation distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Options

As of June 9, 2020, we had outstanding, exercisable options to purchase an aggregate of 431,178 shares of our common stock, with a weighted average exercise price of $5.27, pursuant to our 2008 Stock Option Plan, our 2008 Non-Statutory Stock Option Plan and our 2013 Omnibus Plan.

Restricted Stock Units

As of June 9, 2020, we had 506,118 shares of common stock issuable upon vesting of restricted stock units granted to our directors, officers and other employees pursuant to our 2013 Omnibus Plan.

Anti-Takeover Effects

The provisions of Delaware law, and our Charter Documents, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. However, these provisions could have the effect of delaying, discouraging or preventing attempts to acquire us, which could deprive our stockholders of opportunities to sell their securities at prices higher than prevailing market prices.

Delaware Law

We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales, or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in our control.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw provisions

Our Charter Documents include a number of provisions that could deter hostile takeovers or delay or prevent changes relating to the control of our board of directors or management team, including the following:

•

Board of directors vacancies. Our Charter Documents authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors and promotes continuity of management.

•

Classified board. Our Charter Documents provide that our board of directors is classified into three classes of directors. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

•

Stockholder action; special meeting of stockholders. Our stockholders may not take action by written consent and may only take action at annual or special meetings of our stockholders. In addition, our Amended and Restated Bylaws currently provide that special meetings of our stockholders may be called only by our board of directors, our Chairperson of the board of directors, our Lead Director (if we do not have a Chairperson or the Chairperson is disabled), our Chief Executive Officer or our President (in the absence of a Chief Executive Officer), thus prohibiting a stockholder from calling a special meeting. These provisions could delay the ability of our stockholders to force consideration of a proposal or take action, including the removal of directors.

•

Advance notice requirements for stockholder proposals and director nominations. Our Amended and Restated Bylaws provides advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our Amended and Restated Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•

No cumulative voting. The DGCL provides that stockholders may cumulate votes in the election of directors if the corporation’s certificate of incorporation allows for such mechanism. Our Amended and Restated Certificate of Incorporation does not permit cumulative voting.

•	Directors removed only for cause. Our Amended and Restated Certificate of Incorporation provides that stockholders may remove directors only for cause.

•

Issuance of undesignated preferred stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.

•

Amendment of Charter Document provisions. Our Amended and Restated Certificate of Incorporation currently requires any amendment or repeal of the above provisions in our Charter Documents, with the exception of the ability of our board of directors to issue shares of preferred stock and designate any rights, powers and preferences thereto, will require approval by holders of at least two-thirds of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors.

Choice of forum

Our Amended and Restated Certificate of Incorporation provides that, with certain limited exceptions, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of our company owed to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our Charter Documents, (iv) any action to interpret, apply, enforce or determine the validity of our Charter Documents, or (v) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have received notice of and consented to the foregoing provisions. The enforceability of similar choice of forum provisions in other companies’ charters has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our securities is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.

NASDAQ Global Select Market

Our common stock is listed on The NASDAQ Global Select Market under the symbol “FOXF.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

This section summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock by a non-U.S. holder as of the date hereof. For purposes of this section, a “non-U.S. holder” means a beneficial owner of our common stock (other than a partnership) that is not for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder, including the impact of the Medicare contribution tax on net investment income, nor does it address any estate or gift tax consequences or the treatment of a non-U.S. holder under the laws of any state, local, or foreign taxing jurisdiction. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a United States expatriate; a person holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment; a bank, insurance company or other financial institution; a broker, dealer or trader in securities; a person deemed to sell our common stock under the constructive sale provisions of the Code; a “controlled foreign corporation” or “passive foreign investment company”; or a partnership or other pass-through entity for U.S. federal income tax purposes). This section deals only with common stock that is held as a capital asset. This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis, which may result in U.S. federal income tax consequences different from those summarized below.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding the common stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the common stock.

You should consult a tax advisor regarding the U.S. federal tax consequences of acquiring, holding and disposing of common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local, or foreign tax jurisdiction.

Distributions on common stock

If we make cash or other property distributions on shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted tax basis in the common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a non-U.S. holder’s tax basis in its shares will be treated as capital gain realized on the sale or other disposition of the common stock and will be treated as described under “Gain on disposition of common stock” below. Except as described below, if you are a non-U.S. holder of common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished us with:

•

a valid Internal Revenue Service (“IRS”) Form W-8BEN, Form W-8BEN-E or other applicable form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

•	in the case of payments made to certain foreign intermediaries, other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the United States IRS.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States and, if required by a tax treaty, the dividends are attributable to a permanent establishment maintained in the United States, we generally are not required to withhold tax from the dividends, provided that you have furnished to us a valid IRS Form W-8ECI or other applicable form upon which you represent, under penalties of perjury, that:

•	you are a non-United States person, and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at the regular graduated U.S. federal income tax rates applicable to United States citizens, resident aliens, and domestic United States corporations.

If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate on such income.

Gain on disposition of common stock

Subject to the discussion of backup withholding below, if you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of our common stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis,

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•

we are or have been a United States real property holding corporation for U.S. federal income tax purposes and you held, directly or indirectly, at any time during the shorter of the five year period preceding the date of disposition or your holding period of our common stock, more than 5% of the common stock and you are not eligible for any treaty exemption.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (or such lower rate as specified by an applicable income tax treaty) on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate on such income. We have not been, are not and do not anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes.

Additional withholding tax relating to foreign accounts

Under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”), a 30% United States federal withholding tax may apply to dividends paid to (i) a “foreign financial institution” (as defined in the Code), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account holders” (as defined in the Code) and meets certain other specified requirements, or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. You should consult your own tax advisor regarding FATCA and whether it may be relevant to your ownership and disposition of our common stock.

Backup withholding and information reporting

We must report annually to the IRS and to each non-U.S. holder the amount of distributions on our common stock paid to such holder and the amount of tax withheld, if any, with respect to those distributions. These information reporting requirements apply even if no withholding was required. This information also may be made available under a specific treaty or agreement to the tax authorities in the country in which the non-U.S. holder resides or is established.

Backup withholding may apply to distribution payments to a non-U.S. holder of our common stock and information reporting and backup withholding may apply to the payments of the proceeds of a sale of our common stock within the U.S. or through certain U.S.-related financial intermediaries, unless the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, Form W-8BEN-E, or Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we have or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below, for whom BofA Securities, Inc. is acting as representative, have agreed severally and not jointly to purchase, and we have agreed to sell to that underwriter, the number of shares of common stock set forth opposite that underwriter’s name in the following table:

Underwriters	Number of Firm Shares To Be Purchased
BofA Securities, Inc.	1,687,500
SunTrust Robinson Humphrey, Inc.	190,000
BTIG, LLC	95,000
Capital One Securities, Inc.	76,000
Fifth Third Securities, Inc.	76,000
Regions Securities LLC	76,000
TD Securities (USA) LLC	76,000
CJS Securities, Inc.	61,750
William Blair & Company, L.L.C.	61,750

2,400,000

The underwriting agreement provides that the obligations of the underwriters, severally and not jointly, to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters have reserved the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to purchase all the shares if they purchase any of the shares. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the shares may be terminated.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $2.166 per share. If all the shares are not sold at the offering price, the underwriters may change the offering price and the other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 360,000 additional shares of common stock at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The following table shows the per share and total public offering price and the underwriting discount and proceeds before expenses to us with respect to this offering of shares of common stock. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 360,000 shares of common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$76.00	$182,400,000	$209,760,000
Underwriting discount to be paid by us with respect to this offering	$3.99	$9,576,000	$11,012,400
Proceeds, before expenses, to us	$72.01	$172,824,000	$198,747,600

We estimate that our total expenses of the offering, excluding underwriting discounts, will be approximately $375,000.

No Sales of Similar Securities

We and our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, in our case for 90 days after the date of this prospectus and in the case of our executive officers and directors for 60 days after the date of this prospectus without first obtaining the written consent of BofA Securities, Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Nasdaq Global Select Market Listing

The common stock is listed on the Nasdaq Global Select Market under the symbol “FOXF.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit the underwriters from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than it is required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriter in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in the common stock on the Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

In connection with the offering, the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters and certain of their respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Sales Outside the United States

European Economic Area and United Kingdom

In relation to each Member State of the European Economic Area and United Kingdom (each a “Relevant State”), no shares of common stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares of common stock may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer;

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of shares of common stock shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The common stock has not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The common stock has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Canada

The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Squire Patton Boggs (US) LLP, which has acted as our counsel in connection with this offering, will pass upon the validity of the shares of common stock being offered hereby. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP.

EXPERTS

The audited financial statements of Fox Factory Holding Corp. and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of MCM Custom Vehicles, LLC, the predecessor of SCA Performance Holdings, Inc., a Delaware corporation, which was acquired by Fox Factory, Inc., a California corporation and wholly-owned subsidiary of Fox Factory Holding Corp., appearing in Fox Factory Holding Corp.’s Current Report on Form 8-K/A filed on May 26, 2020, incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the reports of Borland Benefield, P.C., independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of SCA Performance Holdings, Inc., a Delaware corporation, which was acquired by Fox Factory, Inc., a California corporation and wholly-owned subsidiary of Fox Factory Holding Corp., appearing in Fox Factory Holding Corp.’s Current Report on Form 8-K/A filed on May 26, 2020, incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the reports of Mayer Hoffman McCann CPAs, the New York Practice of Mayer Hoffman McCann P.C., independent auditors, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Additional Information

For further information with respect to us and our common stock, we refer you to the Shelf Registration Statement, including the exhibits filed as a part of the Shelf Registration Statement. Statements contained in this prospectus supplement and accompanying prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the Shelf Registration Statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus supplement and accompanying prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the SEC’s website referred to above. We also maintain a website at www.ridefox.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only, which does not constitute incorporation by reference of the information contained on our website.

This prospectus supplement and the accompanying prospectus that is part of a Shelf Registration Statement that we filed with the SEC and do not contain all of the information in the Shelf Registration Statement. The full Shelf Registration Statement may be obtained from the SEC or us, as provided below. Statements in this prospectus supplement and the accompanying prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the Shelf Registration Statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement is considered to be part of this prospectus supplement. Because we are incorporating by reference future filings with the SEC, this prospectus supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any document previously incorporated by reference have been modified or superseded. This prospectus supplement incorporates by reference the documents listed below (Commission File No. 001-36040) (in each case, other than those documents or the portions of those documents not deemed to be filed):

•

Annual Report on Form 10-K for the fiscal year ended January 3, 2020, filed on March  3, 2020, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A for the 2020 Annual Meeting of Stockholders, filed on March 26, 2020;

•	Quarterly Report on Form 10-Q for the quarter ended April 3, 2020, filed on May 6, 2020;

•	Current Reports on Form 8-K, filed on February 12, 2020, March 16, 2020, May 11, 2020, May 26, 2020, June 16, 2020 and June 17, 2020; and

•	The description of our securities contained in our Registration Statement on Form 8-A, filed on August 2, 2013, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (in each case, other than those documents or the portions of those documents not deemed to be filed) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, until the termination of the offering of the securities made by this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to:

Fox Factory Holding Corp.

6634 Hwy 53

Braselton, GA 30517

Attn: Investor Relations

(Telephone: (831) 274-6500)

PROSPECTUS

Fox Factory Holding Corp.

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

We may offer common stock, preferred stock, debt securities, warrants or units in one or more offerings from time to time. In addition, the selling stockholders may offer and sell from time to time, in one or more offerings shares of common stock as described in this prospectus. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering, as well as the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should read this prospectus, the documents that are incorporated by reference in this prospectus and the applicable prospectus supplement carefully before you decide to invest in any securities offered. This prospectus many not be used to consummate sales of any securities unless it is accompanied by a prospectus supplement describing the terms of that offering.

We or any selling stockholders may offer and sell the securities described in this prospectus and any prospectus supplement to or through underwriters and dealers, and also to other purchasers or through agents, or through a combination of these methods. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Investing in these securities involves certain risks. See “Risk Factors” on page 6 of this prospectus and any other risk factors included in any accompanying prospectus supplement, any related free writing prospectus and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Our common stock trades on the NASDAQ Global Select Market under the symbol FOXF. On June 16, 2020, the closing sale price of our common stock was $83.83 per share. We will provide information in the applicable prospectus supplement for the trading market, if any, for any preferred stock, debt securities, warrants or units we offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 17, 2020.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC or the Commission, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, or the Securities Act. Under this shelf registration process, we or the selling stockholders may from time to time sell shares of common stock, preferred stock, debt securities, warrants and units described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the common stock, preferred stock, debt securities, warrants and units that we or the selling stockholders may offer. Each time we or the selling stockholders sell securities under this prospectus, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” beginning on page 2 of this prospectus.

You should rely only on the information contained in, or incorporated by reference in, this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise indicates, references in this prospectus to “we,” “our,” “Fox,” the “Company,” “us” and similar designations refer, collectively, to Fox Factory Holding Corp., a Delaware corporation, and its consolidated subsidiaries.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.ridefox.com. Our website is not a part of this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (Commission File No. 001-36040) (in each case, other than those documents or the portions of those documents not deemed to be filed):

•

Annual Report on Form 10-K for the fiscal year ended January 3, 2020, filed on March 3, 2020, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A for the 2020 Annual Meeting of Stockholders, filed on March 26, 2020;

•	Quarterly Report on Form 10-Q for the quarter ended April 3, 2020, filed on May 6, 2020;

•	Current Reports on Form 8-K, filed on February 12, 2020, March 16, 2020, May 11, 2020, May 26, 2020, June 16, 2020 and June 17, 2020; and

•	The description of our securities contained in our Registration Statement on Form 8-A, filed on August 2, 2013, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (in each case, other than those documents or the portions of those documents not deemed to be filed) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, until the termination of the offering of the securities made by this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to:

Fox Factory Holding Corp.

6634 Hwy 53

Braselton, GA 30517

Attn: Investor Relations

(Telephone: (831) 274-6500)

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of the Section 27A of the Securities Act and Section 21E of the Exchange Act, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	our ability to develop new and innovative products in our current end-markets;

•	our ability to leverage our technologies and brand to expand into new categories and end-markets;

•	our ability to increase our aftermarket penetration;

•	our ability to accelerate international growth;

•	our exposure to exchange rate fluctuations;

•	the loss of key customers;

•	our ability to improve operating and supply chain efficiencies;

•	the ability to enforce our intellectual property rights;

•

our future financial performance, including our sales, cost of sales, gross profit or gross margins, operating expenses, ability to generate positive cash flow and ability to maintain our profitability;

•	our ability to maintain our premium brand image and high-performance products;

•	our ability to maintain relationships with the professional athletes and race teams we sponsor;

•	our ability to selectively add additional dealers and distributors in certain geographic markets;

•	the growth of the markets in which we compete, our expectations regarding consumer preferences and our ability to respond to changes in consumer preferences;

•	changes in demand for high-end suspension and performance-defining products;

•	the loss of key personnel, management and skilled engineers;

•	our ability to successfully identify, evaluate and manage potential acquisitions and to benefit from such acquisitions;

•	the outcome of pending litigation;

•

the spread of highly infectious or contagious disease, such as COVID-19, and the impact of those diseases on the U.S. and global economy, and the extent to which they disrupt the business activities, and operations of our customers, as well as our businesses and operations;

•	our ability to adapt to the impact of certain changes in tax laws;

•	changes in the relative proportion of profit earned in the numerous jurisdictions in which we do business and in tax legislation, case law and other authoritative guidance in those jurisdictions;

•	product recalls and product liability claims; and

•	future economic and market conditions.

We caution you that the forward-looking statements highlighted above do not encompass all of the forward-looking statements made in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described in the section entitled “Risk factors” and elsewhere in this prospectus and the documents incorporated by reference in this prospectus. Moreover, we operate in a very competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events, and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this prospectus or the documents incorporated by reference in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus or the documents incorporated by reference in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

FOX FACTORY HOLDING CORP.

You should read carefully this entire prospectus and the documents incorporated by reference in this prospectus before making your investment decisions. This prospectus provides you with a general description of the Company, the securities issuable under this prospectus and the offering. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities.

We are a designer, manufacturer and marketer of performance-defining products and systems, of which a significant portion is suspension products, used primarily on bikes, side-by-sides, on-road vehicles with and without off-road capabilities, off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, motorcycles, and commercial trucks. Suspension products allow wheels or skis (in the case of snowmobiles) to move up and down to absorb bumps and shocks while maintaining contact with the ground for better control. Our products use adjustable suspension, position-sensitive damping, electronically controllable damping, multiple air spring technologies, low weight and structural rigidity, all of which improve user control for greater performance. We design our products for, and market our products to, some of the world’s leading cycling and automotive OEMs and to consumers through the aftermarket channel.

Our principal executive offices are located at 6634 Hwy 53, Braselton, GA 30517, and our phone number is (831) 274-6500. Our website address is www.ridefox.com.

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC that are incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

RISK FACTORS

Investing in our securities involves significant risks. You should carefully review the risks and uncertainties described in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that we have filed or will file with the SEC and which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in the applicable prospectus supplement and any related free writing prospectus. The risks described in these documents are not the only ones we face, but those that we currently consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. Please also read carefully the section above entitled “Special Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Unless indicated otherwise in the applicable prospectus supplement or free writing prospectus, we expect to use the net proceeds from our sale of securities under this prospectus for general corporate purposes. Additional information on the use of net proceeds from the sale of securities offered by us may be set forth in the prospectus supplement relating to such offering. We will have significant discretion in the use of any net proceeds. We may invest the net proceeds temporarily until we use them for their stated purpose.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

PLAN OF DISTRIBUTION

We or the selling stockholders may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of any of these methods of sale.

We or the selling stockholders may also sell the securities offered by this prospectus in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise.

We or the selling stockholders will set forth in a prospectus supplement the terms of a particular offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we or the selling stockholders will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us or the selling stockholders;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which such securities stock may be listed.

Agents

We or the selling stockholders may designate agents who agree to use their reasonable efforts to solicit purchases of our securities for the period of their appointment or to sell such securities on a continuing basis.

Underwriters

If underwriters are utilized for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement and the underwriters will be obligated to purchase all such shares if any are purchased. We or the selling stockholders may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We or the selling stockholders may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in any prospectus supplement naming any such underwriter. Only underwriters we name in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

Direct Sales

We or the selling stockholders may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us or the selling stockholders and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We or the selling stockholders may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act.

Underwriters, dealers and agents that participate in the offer of securities, or their affiliates or associates, may have engaged or engage in transactions with or perform services for us or our affiliates in the ordinary course of their businesses for which they may have received or receive customary fees and reimbursement of expense.

Trading Markets and Listing of Securities

Our common stock is listed on the NASDAQ Global Select Market under the symbol “FOXF.” Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of common stock of the Company. Any common stock sold pursuant to a prospectus supplement will be listed on the NASDAQ Global Select Market, subject to official notice of the issuance. We may elect to list any series of debt securities or preferred stock, on an exchange, but we are not obligated to do so. We cannot give any assurance as to the liquidity of, or the trading market for, any offered securities.

Stabilization Activities

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time. Any underwriter may carry out these transactions and the place and time for the delivery of the shares will be set forth in the accompanying prospectus supplement or free writing prospectus for such shares.

Passive Market Making

Any underwriters who are qualified market makers on NASDAQ may engage in passive market making transactions in the securities on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

DESCRIPTION OF THE SECURITIES

We may issue from time to time, in one or more offerings, the following securities:

•	shares of common stock;

•	shares of preferred stock;

•	debt securities, which may be senior or subordinated, and which may be convertible into our common stock or be non-convertible;

•	warrants; and

•	units.

In addition, the selling stockholders may offer and sell from time to time, in one or more offerings shares of common stock as described in this prospectus.

We will set forth in the applicable prospectus supplement and/or free writing prospectus a description of the common stock, preferred stock, debt securities, warrants, and units that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us or the selling stockholders will be contained in the prospectus supplement, and other offering material, relating to such offer.

SELLING STOCKHOLDERS

This prospectus also relates to the possible resale by certain of our stockholders, whom we refer to in this prospectus as the “selling stockholders,” of shares of common stock. Information about any selling stockholders, where applicable, including their identities and the number of shares of common stock to be registered on their behalf, will be set forth in a prospectus supplement, in a post-effective amendment, in a free writing prospectus or in filings we make with the SEC under the Exchange Act that are incorporated by reference. The selling stockholders shall not sell any shares of our common stock pursuant to this prospectus until we have identified such selling stockholders and the shares being offered for resale by such selling stockholders. However, the selling stockholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed upon by Squire Patton Boggs (US) LLP.

EXPERTS

The audited financial statements of Fox Factory Holding Corp. and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of MCM Custom Vehicles, LLC, the predecessor of SCA Performance Holdings, Inc., a Delaware corporation, which was acquired by Fox Factory, Inc., a California corporation and wholly-owned subsidiary of Fox Factory Holding Corp., appearing in Fox Factory Holding Corp.’s Current Report on Form 8-K/A filed on May 26, 2020, incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the reports of Borland Benefield, P.C., independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of SCA Performance Holdings, Inc., a Delaware corporation, which was acquired by Fox Factory, Inc., a California corporation and wholly-owned subsidiary of Fox Factory Holding Corp., appearing in Fox Factory Holding Corp.’s Current Report on Form 8-K/A filed on May 26, 2020, incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the reports of Mayer Hoffman McCann CPAs, the New York Practice of Mayer Hoffman McCann P.C., independent auditors, upon the authority of said firm as experts in accounting and auditing.

2,400,000 Shares

Fox Factory Holding Corp.

Common Stock

PROSPECTUS    SUPPLEMENT

BofA Securities

SunTrust Robinson Humphrey

BTIG	Capital One Securities	Fifth Third Securities	Regions Securities LLC	TD Securities

CJS Securities				William Blair

June 17, 2020